QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 5.1

[LETTERHEAD OF VINSON & ELKINS]

May 24, 2006

Buckeye GP Holdings L.P.
5002 Buckeye Road
Emmaus, PA 18049
(484) 232-4400

Ladies and Gentlemen:

        We have acted as counsel to Buckeye GP Holdings L.P., a Delaware limited partnership (the "Partnership"), in connection with the registration under the Securities Act of 1933 of the offering and sale of up to an aggregate of 14,375,000 common units representing limited partner interests in the Partnership (the "Common Units").

        As the basis for the opinion hereinafter expressed, we examined such statutes, including the Delaware Revised Uniform Limited Partnership Act (the "Delaware Act"), corporate records and documents, certificates of corporate and public officials and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion. In such examination, we assumed the genuineness of all signatures on documents examined by us, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.

        Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that:

  1.
  The Partnership has been duly formed and is validly existing as a limited partnership under the Delaware Act.

  2.
  The Common Units, when issued and delivered on behalf of the Partnership against payment therefor as described in the Partnership's Registration Statement on Form S-1 (Commission File No. 333-133433), as amended, relating to the Common Units (the "Registration Statement"), will be duly authorized, validly issued, fully paid and nonassessable.

        We hereby consent to the reference to us under the heading "Legal Matters" in the prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement, but we do not hereby admit that we are within the class of persons whose consent is required under the provisions of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,
/s/ VINSON & ELKINS L.L.P. Vinson & Elkins L.L.P.

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Houston London Moscow New York Tokyo Washington	666 Fifth Avenue, 26th Floor, New York, NY 10103-0040 Tel 212.237.0000 Fax 212.237.0100 www.velaw.com

QuickLinks

[LETTERHEAD OF VINSON & ELKINS]